           THE ASSOCIATES: ANOTHER RECORD QUARTER
           Results based on execution of fundamentals


   DALLAS, Oct. 13, 1998   Associates First Capital Corporation (NYSE:
AFS) today announced that it achieved records in net earnings and earnings per share for the third quarter and the first nine months of the year.

   Net earnings for the quarter reached $317.6 million, or 91 cents per share (diluted), the best single quarter in the company's history and a 17 percent improvement over the third quarter of 1997. This was the 95th consecutive quarter of improved earnings at The Associates. For the year to date, net earnings were $891.5 million, or $2.56 per share, up 18 percent over the prior year. Total managed assets reached a record $70.6 billion, a year-to-year increase of 23 percent driven primarily by strong receivables growth.

   "Our ability to execute the fundamentals of our business, just as we have done for more than two decades, has been the key factor in our results for the quarter and the year," said Keith W. Hughes, chairman and chief executive officer of The Associates. "The fundamentals are balanced growth, conservative business practices and a strong balance sheet. These elements, combined with our experienced management and performance culture, are the keys to our track record of reliable, predictable results.

   "We do not deviate from these basic principles," Hughes continued. "As a result, we have demonstrated our ability to be successful in a variety of economic conditions. This ability distinguishes The
Associates and gives us confidence that we can achieve another year of improved earnings."
                 -more-
Page 2

  Highlighting the quarter's activity were announcements of two major acquisitions.

  The company has agreed to purchase the assets of Avco Financial Services, Inc., a consumer finance company that will bring The Associates approximately $8.9 billion in assets, 8,000 employees, 1,265 branches, 2.5 million customers and operations in eight new countries. When completed, it will be the largest acquisition in company history.

  The Associates also announced its intention to purchase The Northland Company, of Minneapolis, an insurance company with net written premiums of $388 million and A+ ratings for all its insurance subsidiaries from A.M. Best. Northland will complement the existing insurance business of The Associates and add to the company's distribution system.

  Associates First Capital Corporation is a leading diversified finance company providing consumer and commercial finance, leasing and related services worldwide.
Headquartered in Dallas, it is one of the nation's 100 largest companies, based on total market capitalization.

  This news release contains certain forward-looking statements. The factors which may cause future results to differ materially from expectations are discussed in the Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission.
                            # # #
              Contact Information:

 Media:       (972) 652-4522
              www.theassociates.com

 Securities Analysts:             (972) 652-7294
             investor_relations@afcc.com

 Shareholders:                             1-888-NYSE:AFS

FINANCIAL HIGHLIGHTS

                                        Three Months Ended or at
($ millions - except earnings per share) 9/30/98       9/30/97     %Change

Net earnings
     Amount                           $     317.6  $       270.9     17
     Return on average equity               18.68 %        18.34 %
     Return on average adjusted equity      20.94          21.74
     Return on average assets                1.97           2.01
     Return on average managed assets        1.84           1.91
Net earnings per diluted share        $      0.91  $        0.78     17

Key Data (Managed)
Total revenue                         $   2,524.4  $     2,167.6     16
Net interest margin (% avg. mgd. recs.)      8.90 %         9.02 %
Efficiency ratio                             43.9           44.0
Credit quality
     60+days contractual delinquency         2.39 %         2.28 %
     Credit loss ratio (% avg. mgd. recs)    2.38           2.37

Balance Sheet Information
Stockholders' equity
Allowance for losses                  $   1,865.0  $     1,891.4
    % of net receivables                     3.24 %         3.59 %
    Multiple to net losses <F1>              1.70 x         1.62 x

   <F1> The current year quarter reflects a multiple of annualized second and third quarter losses. The prior year quarter reflects a multiple of trailing 4 quarter losses.

                                        Nine Months Ended or at
                                        9/30/98       9/30/97       % Change
Net earnings
     Amount                           $     891.5  $       753.7     18
     Return on average equity               18.05 %        17.65 %
     Return on average adjusted equity      20.45          21.08
     Return on average assets                1.93           1.94
     Return on average managed assets        1.81           1.85
Net earnings per diluted share        $      2.56  $        2.17     18

Managed receivables                   $  66,153.4  $    55,862.7     18
Total managed assets                  $  70,649.8  $    57,427.5     23

Key Data (Managed)
Total revenue                         $   7,244.9  $     6,229.6     16
Net interest margin (% avg. mgd. recs.)      8.88 %         9.12 %
Efficiency ratio                             43.5           43.0
Credit quality
     60+days contractual delinquency         2.39 %         2.28 %
     Credit loss ratio (% avg.
      mgd. recs.)                            2.35           2.32

Balance Sheet Information
Stockholders' equity                  $   6,967.1  $     6,016.6     16
Allowance for losses                  $   1,865.0  $     1,891.4
    % of net receivables                     3.24 %         3.59 %

            THE ASSOCIATES
 QUARTERLY FINANCIAL SUPPLEMENT

Pro Forma Managed Basis Income Statement and Key Data

                                      Three Months Ended or at             Change from Prior Year
($ millions)                           9/30/98      6/30/98     9/30/97       Amount     Percent
Revenue
     Finance charges                $   2,330.8 $    2,257.7 $   2,004.5   $    326.3     16.3 %
     Insurance premiums                   110.0        104.1       105.5          4.5      4.3
     Investment and other income           83.6         70.4        57.6         26.0     45.1
                                        2,524.4      2,432.2     2,167.6        356.8     16.5

Expenses
     Interest expense                     882.6        855.4       761.7        120.9     15.9
     Operating expenses                   705.2        671.4       603.0        102.2     16.9
     Provision for losses                 397.9        410.0       335.1         62.8     18.7
     Insurance benefits paid
      or provided                          34.2         30.5        34.7         (0.5)    (1.4)
                                        2,019.9      1,967.3     1,734.5        285.4     16.5

Earnings before provision for
 income taxes                             504.5        464.9       433.1         71.4     16.5
Provision for income taxes                186.9        172.0       162.2         24.7     15.2
Net earnings                        $     317.6 $      292.9 $     270.9   $     46.7     17.2 %
Net earnings per diluted share
 (whole $)                          $      0.91 $       0.84 $      0.78   $     0.13     17.3 %
Equivalent shares for diluted
 EPS calculation (000's)                348,224      348,590     348,170           54

Key Data ($ millions)
Net interest margin   (% avg.
 mgd. recs.)                               8.90 %       8.92 %      9.02 %
Efficiency ratio  (managed)                43.9         43.4        44.0
Net credit losses (as a % of avg.
 mgd. recs.)                               2.38         2.37        2.37
Delinquency ratio (% of mgd. gross
 recs.)                                    2.39         2.29        2.28

Managed Receivables
     End of period                  $  66,153.4 $   64,311.8 $  55,862.7   $ 10,290.7     18.4 %
     Average                           65,108.9     62,890.0    55,128.9      9,980.0     18.1
Managed Assets
     End of period                     70,649.8     68,132.1    57,427.5     13,222.3     23.0
     Average                           69,149.0     66,245.3    56,636.0     12,513.0     22.1



















            THE ASSOCIATES
QUARTERLY FINANCIAL SUPPLEMENT

Managed Receivables ($ millions)

                                                                      Change from Prior Year
Outstanding at End of Period (1) 9/30/98      6/30/98     9/30/97       Amount     Percent
     Home equity              $  21,924.5 $   21,050.8 $  18,255.4   $  3,669.1       20.1 %
     Personal loans / retail
      sales finance              10,499.4     10,365.2     8,581.2      1,918.2       22.4
     Credit card                  7,969.7      7,887.8     8,206.7       (237.0)      (2.9)
     Manufactured housing         4,822.0      4,423.9     3,174.2      1,647.8       51.9

     Truck and truck trailer     10,470.5     10,312.3     9,200.5      1,270.0       13.8
     Equipment                    5,813.8      5,790.9     5,027.9        785.9       15.6
     Recreational vehicles        1,988.6      1,881.8     1,592.7        395.9       24.9
     Fleet leasing                1,584.0      1,602.8     1,158.4        425.6       36.7
     Warehouse and other          1,080.9        996.3       665.7        415.2       62.4
        Total                 $  66,153.4 $   64,311.8 $  55,862.7   $ 10,290.7       18.4 %


                                                                     Change from Prior Year
Average Outstanding <F1>         9/30/98      6/30/98     9/30/97       Amount     Percent

     Home equity              $  21,442.0 $   20,480.9 $  17,890.6   $  3,551.4       19.9 %
     Personal loans / retail
      sales finance              10,373.3     10,067.5     8,448.4      1,924.9       22.8
     Credit card                  7,931.2      7,882.9     8,224.7       (293.5)      (3.6)
     Manufactured housing         4,632.2      4,197.9     3,158.7      1,473.5       46.6

     Truck and truck trailer     10,386.1     10,160.3     9,120.2      1,265.9       13.9
     Equipment                    5,787.9      5,701.8     4,972.2        815.7       16.4
     Recreational vehicles        1,933.5      1,841.7     1,615.4        318.1       19.7
     Fleet leasing                1,597.0      1,593.4     1,165.4        431.6       37.0
     Warehouse and other          1,025.7        963.6       533.3        492.4       92.3
        Total                 $  65,108.9 $   62,890.0 $  55,128.9   $  9,980.0       18.1 %

<F1>  Includes servicing portfolio and receivables held for sale.




            THE ASSOCIATES
QUARTERLY FINANCIAL SUPPLEMENT

Credit Quality
60+Days Contractual Delinquency      Three Months Ended or at
 (as a % of Mgd. Gross  Receivables)  9/30/98      6/30/98     9/30/97

     Home equity                       2.63 %       2.40 %      2.28 %
     Personal loans / retail
      sales finance                    3.90         3.62        3.40
     Credit card                       4.29         4.09        3.99
     Manufactured housing              1.34         1.36        1.21
     Truck and truck trailer           1.34         1.44        1.50
     Equipment                         0.91         0.97        1.30
     Recreational vehicles             0.06         0.07        0.06
     Fleet leasing                     0.53         0.74        0.70
              Total  (managed)         2.39 %       2.29 %      2.28 %

Net Credit Losses (as a % of Avg. Mgd. Receivables)


     Home equity                       1.11 %       1.07 %      1.02 %
     Personal loans / retail
      sales finance                    5.43         5.65        5.47
     Credit card                       7.62         7.63        7.04
     Manufactured housing              1.39         0.84        1.00
     Truck and truck trailer           0.37         0.45        0.33
     Equipment                         0.33         0.25        0.36
     Recreational vehicles             0.19         0.28        0.34
     Fleet leasing                     0.05         0.08        0.22
              Total (managed)          2.38 %       2.37 %      2.37 %

Loss Coverage (on-balance sheet)
     Allowance for loss          $   1,865.0 $    1,848.7 $   1,891.4
      % of net finance receivables     3.24 %       3.32 %      3.59 %
         Multiple to net losses (1)    1.70 x       1.51 x      1.62 x

   (1) The current year quarter reflects a multiple of annualized second and third quarter losses. The prior quarter reflects a multiple of annualized second quarter losses and the prior year quarter reflects a multiple of trailing 4 quarter losses.


            THE ASSOCIATES
 QUARTERLY FINANCIAL SUPPLEMENT

Income Statement and Balance Sheet Items

                                         Three Months Ended or at               Change from Prior Year
Income Statement ($ millions)              9/30/98      6/30/98     9/30/97       Amount     Percent
Revenue
     Finance charges                   $     1,930.6 $   1,881.8 $   1,935.3   $     (4.7)     (0.2)%
     Insurance premiums                        110.0       104.1       105.5          4.5       4.3
     Investment and other income               264.1       309.2        77.3        186.8       N/M
                                             2,304.7     2,295.1     2,118.1        186.6       8.8

Expenses
     Interest expense                          807.3       785.5       718.8         88.5      12.3
     Operating expenses                        705.2       671.4       603.0        102.2      16.9
     Provision for losses                      253.5       342.8       328.5        (75.0)    (22.8)
     Insurance benefits paid or provided        34.2        30.5        34.7         (0.5)     (1.4)
                                             1,800.2     1,830.2     1,685.0        115.2       6.8
Earnings before taxes                          504.5       464.9       433.1         71.4      16.5
Provision for income taxes                     186.9       172.0       162.2         24.7      15.2
Net earnings                           $       317.6 $     292.9 $     270.9   $     46.7      17.2 %
Net earnings per diluted share
 (whole $)                             $        0.91 $      0.84 $      0.78   $     0.13      17.3 %
Equivalent shares for diluted
 EPS calculation (000's)                     348,224     348,590     348,170           54

Balance Sheet Items ($ millions)
Net Receivables
    End of period
       Home equity                     $    21,745.3 $  20,850.3 $  18,255.4   $  3,489.9      19.1 %
       Personal loans / retail
        sales finance                       10,499.4    10,365.2     8,581.2      1,918.2      22.4
       Credit card                           2,749.7     2,632.5     8,094.7     (5,345.0)    (66.0)
       Manufactured housing                  3,194.9     2,714.8     1,246.9      1,948.0     156.2

       Truck and truck trailer              10,470.5    10,312.3     9,200.5      1,270.0      13.8
       Equipment                             5,813.8     5,790.9     5,027.9        785.9      15.6
       Recreational vehicles                   411.9       430.7       447.1        (35.2)     (7.9)
       Fleet leasing                         1,584.0     1,602.8     1,158.4        425.6      36.7
       Warehouse and other                   1,080.9       996.3       665.7        415.2      62.4
          Total                        $    57,550.4 $  55,695.8 $  52,677.8   $  4,872.6       9.2 %
    Average                            $    56,502.2 $  54,177.1 $  52,334.4   $  4,167.8       8.0 %

Total Assets
     End of period                     $    66,105.3 $  63,410.1 $  54,354.6   $ 11,750.7      21.6
     Average                                64,515.5    60,531.3    53,914.5     10,601.0      19.7
Debt                                        56,844.2    54,605.3    46,584.3     10,259.9      22.0
Stockholders' Equity
     End of period                     $     6,967.1 $   6,680.0 $   6,016.6
     Per share (whole $)                       20.12       19.29       17.37
     Average                                 6,802.9     6,576.9     5,906.4
     Debt-to-equity                             8.15 x      8.17 x      7.74 x
     Debt-to-adjusted equity                    9.01        9.06        8.85

